UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2021

 ALPHA METALLURGICAL RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-38735	81-3015061
(Commission File Number)	(IRS Employer Identification No.)

340 Martin Luther King Jr. Blvd. Bristol, Tennessee 37620
(Address of Principal Executive Offices, zip code)

(423) 573-0300
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AMR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 6, 2021, Alpha Metallurgical Resources, Inc. (the “Company”) entered into a Second Amended and Restated Asset-Based Revolving Credit Agreement (the “ABL Credit Facility”), by and among the Company and certain of its Subsidiaries, as borrowers, the Guarantors party thereto, Citibank, N.A. and BMO Capital Markets Corp., as joint lead arrangers and joint bookrunners, BMO Harris Bank, N.A. and Eclipse Business Capital LLC, as co-collateral agents, the other Lenders from time to time party thereto, and Citibank, N.A., as administrative agent, collateral agent, swingline lender and L/C issuer. The ABL Credit Facility provides for a $155 million senior secured asset-based revolving loan facility that matures on December 6, 2024 (subject to any intervening maturity date, as described in the ABL Credit Facility). The ABL Credit Facility also (i) contains a letter of credit sub-facility with $125 million committed availability for letters of credit and another $25 million uncommitted on a cash collateralized basis and (ii) provides the Borrowers with the right to seek additional credit under the agreement in an aggregate amount of up to $50 million, subject to certain specified conditions.

Borrowings under the ABL Credit Facility will bear interest at a rate per annum, at the option of the Company, at either (i) Term SOFR (as defined in the ABL Credit Facility) plus 4.5% and an additional adjustment ranging from 0.11448% to 0.42826% based on the applicable interest period and (ii) the Base Rate (as defined in the ABL Credit Facility) plus 3.5%. Interest on outstanding letters of credit equals 5.25%. The ABL Credit Facility also provides for the payment of additional fees, including a 0.25% per annum fronting fee on the face amount of each letter of credit, a 0.50% commitment fee, duration fees and a prepayment premium during the first two years of the ABL Credit Facility. The ABL Credit Facility amends and restates the Company’s Amended and Restated Asset-Based Revolving Credit Agreement dated as of November 9, 2018 (as amended, modified or supplemented), among the Company, the Borrowers and Guarantors party thereto, the lenders and letter of credit issuers from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent.

The terms of the ABL Credit Facility include customary representations and warranties, affirmative and negative covenants and events of default. The ABL Credit Facility is guaranteed by substantially all of the Company’s direct and indirect subsidiaries (together with the Company, the “Loan Parties”) and secured by all or substantially all of the assets of the Loan Parties, including equity in the Loan Parties’ domestic subsidiaries and material real property, as collateral for the obligations under the ABL Credit Facility. The ABL Credit Facility lenders have a first lien on ABL priority collateral and a second lien on term loan priority collateral.

The above summary of the ABL Credit Facility is not a complete description thereof and is qualified in its entirety by the full text of these agreements which are filed as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Second Amended and Restated Asset-Based Revolving Credit Agreement, dated as of December 6, 2021, by and among Alpha Metallurgical Resources, Inc. and certain of its Subsidiaries, as borrowers, the Guarantors party thereto, Citibank, N.A. and BMO Capital Markets Corp., as joint lead arrangers and joint bookrunners, BMO Harris Bank, N.A. and Eclipse Business Capital LLC, as co-collateral agents, the other Lenders from time to time party thereto, and Citibank, N.A., as administrative agent, collateral agent, swingline lender and L/C issuer.
Exhibit 10.2	Second Amended and Restated Pledge and Security Agreement, dated as of December 6, 2021, by and among Alpha Metallurgical Resources, Inc., the subsidiaries of Alpha Metallurgical Resources, Inc. that are grantors thereunder and Citibank, N.A., as collateral agent.
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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Metallurgical Resources, Inc.

Date: December 10, 2021	By:	/s/ C. Andrew Eidson
Name: C. Andrew Eidson
Title: President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1
Second Amended and Restated Asset-Based Revolving Credit Agreement, dated as of December 6, 2021, by and among Alpha Metallurgical Resources, Inc. and certain of its Subsidiaries, as borrowers, the Guarantors party thereto, Citibank, N.A. and BMO Capital Markets Corp., as joint lead arrangers and joint bookrunners, BMO Harris Bank, N.A. and Eclipse Business Capital LLC, as co-collateral agents, the other Lenders from time to time party thereto, and Citibank, N.A., as administrative agent, collateral agent, swingline lender and L/C issuer.

Exhibit 10.2
Second Amended and Restated Pledge and Security Agreement, dated as of December 6, 2021, by and among Alpha Metallurgical Resources, Inc., the subsidiaries of Alpha Metallurgical Resources, Inc. that are grantors thereunder and Citibank, N.A., as collateral agent.

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